Exhibit 23.1


Independent Auditors' Consent



The Board of Directors and Stockholders
International Sports Wagering Inc.:



We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-41847) of International Sports Wagering Inc. of our report dated November 25, 1998, relating to the balance sheets of International Sports Wagering Inc. (a development stage company) as of September 30, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for the year ended September 30, 1998 and 1997, and for the period from May 22, 1995 (date of inception) to September 30, 1998, which report appears in the 1998 annual report on Form 10-KSB of International Sports Wagering Inc.


                                        KPMG Peat Marwick LLP
                                        s/KPMG Peat Marwick LLP






New York, New York
December 28, 1998